UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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CARROLS RESTAURANT GROUP, INC.

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CARROLS RESTAURANT GROUP, INC.
968 James Street
Syracuse, NY 13203
________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held June 11, 2013
________________________________________________

To the Stockholders of
Carrols Restaurant Group, Inc.:
You are invited to attend the annual meeting of stockholders, which we refer to as the "meeting", of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, which we refer to as “we”, “us”, “our, ” the “Company” and “Carrols Restaurant Group”, at the Crowne Plaza Hotel Syracuse, 701 East Genesee Street, Syracuse, New York 13210 on Tuesday, June 11, 2013, at 9:00 A.M. (EDT), for the following purposes:

(1)	To elect one director of the Company as a Class I director to serve for a term of three years and until a successor has been duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2013 fiscal year; and

(3)	To consider and act upon such other matters as may properly come before the meeting.
Only stockholders of record at the close of business on April 16, 2013, which we refer to as the "record date", are entitled to receive notice of, and to vote at, the meeting, and at any adjournment or adjournments thereof. A list of our stockholders as of the close of business on April 16, 2013 will be available for inspection during business hours for ten days prior to the meeting at our principal executive offices located at 968 James Street, Syracuse, New York 13203.
If you are a stockholder of record, the inspector of election will have your name on a list and you will be able to gain entry to the meeting upon presentation of some form of government-issued photo identification such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record, but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification referred to above. If you do not comply with the procedures outlined above, you will not be admitted to the meeting.
We are taking advantage of the Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the proxy statement included with this notice, our 2012 annual report and form of proxy card) to stockholders via the Internet. As a result, our stockholders will receive a mailing containing only a notice of the meeting instead of paper copies of our proxy materials.
Your vote is important. Whether or not you plan to attend the meeting, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card or voted by telephone or the Internet.

By order of the Board of Directors,

WILLIAM E. MYERS,
Vice President, General Counsel and Secretary

Syracuse, New York
April 23, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2013

The Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders is available at www.proxyvote.com.

CARROLS RESTAURANT GROUP, INC.
968 James Street
Syracuse, NY 13203
____________________________________________
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 11, 2013
________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors, also referred to as the "board of directors" or the "board", of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders, which we refer to as the "meeting", of the Company which will be held at Crowne Plaza Hotel Syracuse, 701 East Genesee Street, Syracuse, New York 13210 on Tuesday, June 11, 2013, at 9:00 A.M. (EDT), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on April 16, 2013, which we refer to as the “record date”, will be entitled to vote at the meeting.
All references in this Proxy Statement to “Carrols Restaurant Group,” the “Company”, “we”, “us” and “our” refer to Carrols Restaurant Group, Inc.
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, which we refer to as the “SEC”, we have elected to provide access to our proxy materials (which include this proxy statement, our 2012 annual report and form of proxy) via the Internet. A Notice of Internet Availability of Proxy Materials, which we refer to as the “notice" will be mailed to our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the notice or how to request printed copies.
In addition, by following the instructions in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Your vote is important. Your shares can be voted at the meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may complete your proxy and authorize your vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also complete your proxy and authorize your vote by mail by following the instructions on the proxy card. Completing your proxy and authorizing your vote by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the meeting regardless of whether you attend in person.
We encourage you to complete your proxy and authorize your vote by proxy electronically by going to the website www.proxyvote.com and entering your 12-digit control number located on your proxy card to create an electronic voting instruction form or complete your proxy and authorize your vote by calling the toll-free number (for residents of the United States and Canada) listed on your notice and proxy card. Please have your notice or proxy card in hand when going online or calling. If you complete your proxy and authorize your vote by proxy electronically over the Internet, you do not need to return your proxy card. If you choose to complete your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.
If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at the address listed above.
Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by our board of directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the named director nominee as a Class I director, and (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2013 fiscal year.
Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the board of directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominee to the board of directors, (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year and (iii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to approve any other business which may properly come before the meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than for the election of directors. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast or present at the meeting and entitled to vote on any of the proposals and therefore will have no effect on the outcome of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
Our outstanding Series A Convertible Preferred Stock, which we refer to as the “Series A Preferred Stock”, votes with our common stock on an as-converted basis. As of the record date, we had 100 shares of Series A Preferred Stock outstanding and all 100 outstanding shares of Series A Preferred Stock are owned by Burger King Corporation, which we refer to as “BKC”. BKC will be entitled to vote a total of 9,414,580 shares of common stock issuable upon the conversion of the Series A Preferred Stock on all matters properly brought before the meeting. The shares of common stock issuable upon the conversion of the Series A Preferred Stock are included in the determination of the number of shares present at the meeting for quorum purposes.
On March 26, 2012, we and Carrols LLC, our indirect wholly-owned subsidiary, which we refer to as "Carrols LLC", entered into an asset purchase agreement, as amended on May 30, 2012, which we refer to as the “purchase agreement”, with BKC pursuant to which we, through Carrols LLC, agreed to purchase 278 of BKC’s company-owned restaurants, which we refer to as the "acquired restaurants", located in Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia, which we refer to as the "acquisition". As part of the consideration paid to BKC in the acquisition, on May 30, 2012, we issued 100 shares of our Series A Preferred Stock to BKC. The acquisition was consummated on May 30, 2012. See “Certain Relationships and Related Transactions—The Acquisition.”
On May 7, 2012, which we refer to as the "distribution date", we completed the spin-off of Fiesta Restaurant Group, Inc., our former indirect wholly-owned subsidiary, which we refer to as "Fiesta Restaurant Group", from Carrols Restaurant Group in the form of a pro rata dividend of all of the issued and outstanding common stock of Fiesta Restaurant Group to our stockholders whereby each stockholder of our common stock of record on April 26, 2012, which we refer to as the "spin-off record date", received one share of Fiesta Restaurant Group common stock for every one share of our common stock held, which we refer to as the "spin-off". As a result of the spin-off, Fiesta Restaurant Group is now an independent company whose common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group’s common stock continues to trade on The NASDAQ Global Market under the symbol “TAST.”
Our principal executive offices are located at 968 James Street, Syracuse, New York 13203. The approximate date on which the Notice was first sent or given to stockholders was on or about April 23, 2013.

VOTING SECURITIES
We had outstanding 23,668,935 shares of our common stock, par value $.01 per share and 100 shares of Series A Preferred Stock, par value $0.01 per share, at the close of business on April 16, 2013. Each share of common stock is entitled to one vote on each matter as may properly be brought before the meeting. As of the record date, each share of Series A Preferred Stock is convertible into 94,145.8 fully paid and nonassessable shares of common stock (or an aggregate of 9,414,580 shares of our common stock). The Series A Preferred Stock votes with our common stock on an as-converted basis. As of the date hereof, all 100 outstanding shares of Series A Preferred Stock are owned by BKC. BKC will be entitled to vote total of 9,414,580 shares of common stock issuable upon the conversion of the Series A Preferred Stock on all matters properly brought before the meeting. All of such shares of common stock issuable upon conversion of the Series A Preferred Stock are included in the determination of the number of shares present at the meeting for quorum purposes. Only stockholders of record at the close of business on April 16, 2013 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms, except for our two Class A directors as described below.
The terms of office of our Class I, Class II and Class III directors are:

•	Class I director, whose term will expire at this meeting and when his successor is duly elected and qualifies;

•	Class II directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2014 and when their successors are duly elected and qualify; and

•	Class III directors whose term will expire at the Annual Meeting of Stockholders to be held in 2015 and when their successors are duly elected and qualify.

Our Class I director is Daniel T. Accordino; our Class II directors are Joel M. Handel and Clayton E. Wilhite; and our Class III directors are David S. Harris and Nicholas Daraviras. Additionally, pursuant to the purchase agreement and in connection with the issuance of Series A Preferred Stock to BKC, since the closing of the acquisition on May 30, 2012, Daniel Schwartz, Chief Operating Officer of Burger King Worldwide, Inc. and BKC, and Steven M. Wiborg, Chairman, North America of Burger King Worldwide, Inc. and BKC, have served as our Class A directors. As further described below, the terms of the Series A Preferred Stock provide that BKC is entitled to elect two Class A directors subject to certain conditions. Each Class A director, in his capacity as a member of our board of directors, is afforded the same rights and privileges as the other members of our board of directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses.

Upon the closing of the acquisition on May 30, 2012, we issued to BKC 100 shares of Series A Preferred Stock pursuant to a certificate of designation which is convertible into an aggregate of 28.9% of the shares of our common stock outstanding, on a fully diluted basis, on May 30, 2012 (or an aggregate of 9,414,580 shares of our common stock), which we refer to as the “conversion shares”, after giving effect to the issuance of the Series A Preferred Stock. The Series A Preferred Stock and the conversion shares are subject to a three-year restriction on transfer by BKC from May 30, 2012, the date of the issuance of the Series A Preferred Stock, which we refer to as the “holding period.” So long as the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitutes greater than 10% of the outstanding shares of our common stock (on an as-converted basis) and there is no prohibited transfer of the Series A Preferred Stock or the conversion shares during the holding period, BKC has certain approval rights with regards to, among other things: (a) our annual budget for each of the first two fiscal years following the issuance of the Series A Preferred Stock; (b) changes to the restaurant remodeling plan agreed to at the time of the closing of the acquisition; (c) modifying our organizational documents; (d) amending the size of our board of directors; (e) the authorization or consummation of any liquidation event, except as permitted pursuant to the operating agreement dated as of May 30, 2012 between Carrols LLC and BKC, which we refer to as the "operating agreement"; (f) engaging in any business other than the acquisition and operation of Burger King® restaurants, except following a bankruptcy filing, reorganization or insolvency proceeding by or against BKC or its parent company, Burger King Worldwide, Inc., which filing has not been dismissed within 60 days; (g) issuing, in any single transaction or series of related transactions, shares of our common stock in an amount exceeding 35% of the total number of shares of our common stock outstanding immediately prior to the time of such issuance; and (h) entering into certain affiliated transactions. The Series A Preferred Stock votes with our common stock on an as-converted basis and provides for the right of BKC to elect two members to our board of directors as Class A members until the date on which the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitutes less than 14.5% of the total number of outstanding shares of our common stock, which we refer to as the “director step-down date.” From the director step-down date to the date on which the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitute less than 10% of the total number of outstanding shares of our common stock or the date on which there is a prohibited transfer of the Series A Preferred Stock or the conversion shares during the holding period, BKC will have the right to elect one member to our board of directors as a Class A member. BKC has the right to elect Class A directors at each annual meeting of stockholders. The Series A Preferred Stock ranks senior to our common stock with respect to rights on liquidation, winding-up and dissolution of Carrols Restaurant Group. The Series A Preferred Stock will receive dividends and amounts upon a liquidation event on an as converted basis without regard to the issuance limitation. The Series A Preferred Stock does not pay interest, is perpetual and has no mandatory prepayment features. See “Certain Relationship and Related Transactions—The Acquisition.”

Alan Vituli, the former chairman of our board of directors and our former chief executive officer has the right, for a period that commenced on January 16, 2012, (the date that Mr. Vituli ceased to be a member of our board of directors) until November 1, 2013, to attend as an observer only, any meeting of our board of directors and Mr. Vituli will be reimbursed for out-of-pocket expenses incurred in connection with attending such meetings in accordance with our expense reimbursement policy for our directors then in effect.
One director will be elected at the meeting as the Class I director of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2016 and until his successor shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of common stock present (including the shares of Series A Preferred Stock on an as-converted basis) in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominee named below unless otherwise specified in the proxy. At this time, our board of directors knows of no reason why the nominee would be unable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.
Our Corporate Governance and Nominating Committee has reviewed the qualifications of the nominee for director and has recommended the nominee for election to the board of directors.
Director Nominee’s Principal Occupations, Business Experience, Qualifications and Directorships

Name of Nominee	Principal Occupation	Age	Year Became a Director
Daniel T. Accordino	CEO and President of Carrols Restaurant Group, Inc.	62	1993

Daniel T. Accordino has been Chief Executive Officer of Carrols Restaurant Group since January 1, 2012. Mr. Accordino has been President and a director of Carrols Restaurant Group since February 1993 and was Chief Operating Officer of Carrols Restaurant Group from February 1993 to December 2011. Before that, Mr. Accordino served as Executive Vice President — Operations from December 1986 and as Senior Vice President of Carrols Corporation, our direct wholly-owned subsidiary which we refer to as “Carrols”, from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.

Mr. Accordino’s experience as our Chief Executive Officer since January 1, 2012, as a director and President since 1993, past experience as our Chief Operating Officer from 1993 to 2011 and as an employee of the Company in various capacities since 1972 gives him outstanding skills and insight into our challenges as well as extensive knowledge of the restaurant industry. Mr. Accordino brings to the board significant leadership, management, operational, financial and brand management experience.
The board of directors unanimously recommends a vote FOR the election of the named Class I nominee to our board of directors, Daniel T. Accordino. Proxies received in response to this solicitation will be voted FOR the election of the named Class I nominee to our board of directors unless otherwise specified in the proxy.

Principal Occupation, Business Experience, Qualifications and Directorships of Other Members of the Board of Directors
The following table sets forth information with respect to each of the other members of the board of directors whose term extends beyond the meeting, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Clayton E. Wilhite	67	1997	2014 Class II
Joel M. Handel	77	2006	2014 Class II
David S. Harris	53	2012	2015 Class III
Nicholas Daraviras	39	2009	2015 Class III
Steven M. Wiborg	43	2012	2013 Class A
Daniel Schwartz	32	2012	2013 Class A

Clayton E. Wilhite has served as our non-executive Chairman of the board of directors since January 2012 and as a director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group Worldwide LLC, and was Managing Partner of its North American Group from May 1998 to December 2004 and Managing Partner of CFI Worldwide LLC from January 2005, until his retirement on December 31, 2007. Mr. Wilhite continues to be a Senior Partner and shareholder of CFI Group Worldwide LLC. From September 1998 through December 2008, Mr. Wilhite served on the board of directors of CFI Group Worldwide LLC, an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Inc. in 1998, Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.

Mr. Wilhite brings valuable leadership and strategic skills from 20 years as a CEO or COO in the management consulting, consumer marketing and advertising agency businesses. In addition, having served as our non-executive Chairman of our board of directors since January 2012, on our board of directors since 1997 and on the Pollo Tropical board of directors from 1996 to 1998 , he brings consumer based insights to our strategic planning process.

Joel M. Handel has served as a director since 2006. Since November 2008, Mr. Handel has been a partner in the law firm Seyfarth Shaw LLP. From 2001 until joining Seyfarth Shaw, Mr. Handel was a partner in the law firm of Brown Raysman Millstein Felder & Steiner LLP which merged with and became a part of Thelen Reid Brown Raysman & Steiner on December 1, 2006. From 1976 to 2001 he was managing partner of the law firm of Baer Marks & Upham LLP.
Mr. Handel has over 30 years experience as a partner in several major law firms and has a formal background and training in accounting and tax law. He has represented numerous public corporations and has been involved with numerous mergers and acquisitions and other corporate transactions and has significant expertise related to the business, financial, and legal issues facing public companies.

David S. Harris has served as a director of the Company since May 7, 2012. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC. From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Mr. Harris is a director of Rex American Resources Corporation, a retailer of consumer electronics and appliances, and Steiner Leisure Limited, a worldwide provider in the fields of beauty, wellness and education. Mr. Harris serves on the Audit Committee and the Compensation Committee of Steiner Leisure Limited and is the Chairman of the Compensation Committee of Stein Leisure Limited. Mr. Harris serves on the Audit Committee, Compensation Committee and Nomination/Corporate Governance Committee of Rex American Resources Corporation and is the Chairman of the Audit Committee of Rex American Resources Corporation.

Mr. Harris brings significant experience with the strategic, financial and operational issues of retail companies in connection with his service on the boards of a number of public and private companies.

Nicholas Daraviras has served as a director of the Company since July 2, 2009. Mr. Daraviras is a Managing Director of Jefferies Capital Partners. Mr. Daraviras has been employed with Jefferies Capital Partners or its predecessors since 1996. Mr. Daraviras has served on the board of The Sheridan Group, Inc. since 2003, Edgen Group Inc., a global distributor of specialty steel products, or its predecessors since February 2005 and Fiesta Restaurant Group since April 2011. Mr. Daraviras serves on the Corporate Governance and Nominating Committee of Fiesta Restaurant Group and on the Compensation Committee of Edgen Group Inc. He also serves on several boards of directors of private portfolio companies of Jefferies Capital Partners.
Mr. Daraviras brings significant experience with the strategic, financial and operational issues of retail companies in connection with his service on the boards of a number of his firm’s past and current portfolio companies.

Daniel Schwartz has served as a Class A director of the Company since May 30, 2012 in connection with the issuance of the Series A Preferred Stock to BKC. Mr. Schwartz has served as Chief Operating Officer of Burger King Worldwide, Inc. since April 2013 and has held the same position with BKC during the same period. From June 2012 through April 2013, Mr. Schwartz served as the Executive Vice President and Chief Financial Officer of Burger King Worldwide, Inc. From January 1, 2011 through April 2013, he served as the Executive Vice President and Chief Financial Officer of BKC. Mr. Schwartz joined BKC in October 2010 as Executive Vice President, Deputy Chief Financial Officer. Since January 2008, Mr. Schwartz has been a partner with 3G Capital, where he was responsible for managing 3G Capital's private equity business. He joined 3G Capital in January 2005 as an analyst and worked with the firm's public and private equity investments until November 2010. From March 2003 until January 2005, Mr. Schwartz worked for Altair Capital Management, a hedge fund located in Stamford, Connecticut, and served as an analyst in the mergers and acquisitions group at Credit Suisse First Boston from June 2001 to March 2003. Mr. Schwartz is a director of 3G Capital.

Mr. Schwartz brings significant experience with the strategic, financial and operational issues of restaurant companies in connection with his employment as an executive officer of Burger King Worldwide, Inc. and BKC.

Steven M. Wiborg has served as a Class A director of the Company since May 30, 2012 in connection with the issuance of the Series A Preferred Stock to BKC. Mr. Wiborg has served as Chairman, North America of Burger King Worldwide, Inc. since April 2013 and has held the same position with BKC during the same period. From October 2010 through April 2013, Mr. Wiborg served as the Executive Vice President and President of North America of BKC. Before joining BKC, Mr. Wiborg was President and Chief Executive Officer of Heartland Food Corporation, one of the Burger King system's largest franchise operators. He held the position of Chief Operating Officer of Heartland Food Corporation from 2003 to 2006 and was then named President and Chief Executive Officer of Heartland Food Corporation in December 2006. Prior to joining Heartland Food Corporation, Mr. Wiborg was an owner/operator of 56 Hardee's restaurants.

Mr. Wiborg brings significant experience with the strategic, financial and operational issues of restaurant companies in connection with his employment as an executive officer of Burger King Worldwide, Inc. and BKC and his prior employment with a large Burger King franchisee and as a former owner/operator of 56 Hardee's restaurants.

Information Regarding Executive Officers

Name	Age	Position
Daniel T. Accordino	62	Chief Executive Officer and President
Paul R. Flanders	56	Vice President, Chief Financial Officer and Treasurer
William E. Myers	57	Vice President, General Counsel and Secretary
Timothy J. LaLonde	56	Vice President, Controller
Gerald J. DiGenova	56	Vice President, Human Resources
Richard G. Cross	50	Vice President, Real Estate
For biographical information regarding Daniel T. Accordino, please see page 4 of this Proxy Statement.
Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. From May 7, 2012 until July 16, 2012, Mr. Flanders also served as the Interim Chief Financial Officer of Fiesta Restaurant Group. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

William E. Myers has been General Counsel and Secretary of Carrols Restaurant Group since May 7, 2012. He was appointed Vice President of Carrols Restaurant Group in July 2001. Mr. Myers served as Associate General Counsel of Carrols Restaurant Group from March 2001 through May 7, 2012. Before joining us, Mr. Myers was engaged in private practice beginning in 1982.
Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.
Gerald J. DiGenova has been Vice President, Human Resources since July 2001. Mr. DiGenova was Director of Human Resources from January 1996 until June 2001. Mr. DiGenova served as Director of Safety and Risk Management from 1992 until December 1995 and Personnel Manager from January 1985 until January 1992. Mr. DiGenova has been an employee of ours since 1973, when he began as an hourly restaurant team member.
Richard G. Cross has been Vice President, Real Estate since July 2001.  Mr. Cross was Director of Real Estate from 1994 until July 2001. Mr. Cross served as a Real Estate Manager from 1993 until 1994 and as a Real Estate Representative from 1987 until 1993. Mr. Cross joined Carrols Restaurant Group in May 1984 and held various positions in the Purchasing Department until 1987.

Information Regarding the Board of Directors and Committees
Family Relationships
There are no family relationships between any of our executive officers or directors.
Independence of Directors
During the fiscal year ended December 30, 2012, our board of directors met or acted by unanimous consent on 13 occasions. During the fiscal year ended December 30, 2012, each of the directors attended at least 75% of the aggregate number of meetings of the board of directors and of any committees of the board of directors on which they served. We do not have a policy on attendance by directors at our annual meeting of stockholders. All but two of our directors serving at such time attended our 2012 annual meeting of stockholders.
As required by the listing standards of NASDAQ, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that a majority of our board of directors is comprised of independent directors. Our independent directors pursuant to NASDAQ are Messrs. Handel, Wilhite, Harris and Daraviras.
Committees of the Board
The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or advisable.
Audit Committee
Our Audit Committee consists of Messrs. Wilhite, Harris and Handel, with Mr. Harris serving as the Chairman of the Audit Committee. All three current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Harris serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended, which we refer to as the “Securities Act” , and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•
establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.
The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended December 30, 2012, the Audit Committee met or acted by unanimous consent on ten occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.carrols.com.

Audit Committee Report
The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on their audit. The independent registered public accounting firm also performs an annual audit of the Company’s system of internal control over financial reporting and expresses an opinion on these internal controls based on their audit. The Audit Committee oversees on behalf of the board (i) the accounting, financial reporting and internal control processes of the Company and (ii) the audits of the financial statements and internal controls of the Company. The Audit Committee operates under a written charter adopted by the board.
The Company has an Internal Audit Department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.
The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 30, 2012 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the financial statements with both management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114, as amended “Communication with Audit Committees” and Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” The Audit Committee also discussed with Deloitte the firm’s independence from the Company and management, including the independent auditors’ written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the PCAOB.
The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met periodically, both independently and with management, to review and discuss the Company’s progress in complying with Section 404, including PCAOB Auditing Standard No. 5 regarding the audit of the system of internal control over financial reporting. The Audit Committee also met periodically with Deloitte to discuss our internal controls and the status of the Company’s Section 404 compliance efforts. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.
Based on the foregoing, we have recommended to the board of directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 30, 2012, for filing with the Securities and Exchange Commission.

Audit Committee
David S. Harris, Chairman
Clayton E. Wilhite
Joel M. Handel

Compensation Committee
Our Compensation Committee consists of Messrs. Daraviras, Harris and Wilhite, with Mr. Daraviras serving as the Chairman of the Compensation Committee. All of these members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.
The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors’ compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. During the 2010 fiscal year, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to review the Company’s compensation policies, plans and amounts for the CEO and other executive officers, including the Named Executive Officers. The role of Mercer in determining or recommending the amount or form of executive and director compensation, the nature and scope of Mercer’s assignment and the material elements of the instructions or directions given to Mercer with respect to the performance of their duties under the engagement are described in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 30, 2012, the Compensation Committee met or acted by unanimous consent on four occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.carrols.com.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Messrs. Handel and Wilhite, with Mr. Handel serving as the Chairman of the Corporate Governance and Nominating Committee. All of these members are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•
establishes criteria for board and committee membership and recommends to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our board of directors regarding corporate governance matters and practices.
The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 30, 2012, the Corporate Governance and Nominating Committee met or acted by unanimous written consent on two occasions. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.carrols.com.

Nominations For The Board Of Directors
The Corporate Governance and Nominating Committee of the board of directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform board and board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.
In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules.
The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee takes into account the importance of diversified board membership in terms of the individuals involved and their various experiences and areas of expertise.
The Corporate Governance and Nominating Committee shall make every effort to ensure that the board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the board, the Corporate Governance and Nominating Committee will consider and review such existing director’s board and committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the board.
The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The board retains complete independence in making nominations for election to the board.
The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, as amended, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to William E. Myers, Vice President, General Counsel and Secretary, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Joel M. Handel, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.
Finance Committee
Our Finance Committee consists of Messrs. Handel and Daraviras. Paul Flanders, our Vice President, Chief Financial Officer and Treasurer, serves as a non-board advisor of the Finance Committee. Our Finance Committee, among other things:

•
reviews and provides guidance to our board of directors and management about policies relating to the Company’s working capital; stockholder dividends and distributions; share repurchases; significant investments; capital and debt issuances; material financial strategies and strategic investments; and other transactions or financial issues that management desires to have reviewed by the Finance Committee; and

•	obtains or performs an annual evaluation of the Committee’s performance and makes applicable recommendations to the board of directors.
Board Leadership Structure and Role in Risk Oversight
Board Leadership
Our board of directors believes that our current model of separate individuals serving as Chairman of the board of directors and as Chief Executive Officer is the appropriate leadership structure for us at this time. The board of directors believes that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. The board of directors has determined that having an independent director serve as Chairman of the board of directors is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of Carrols Restaurant Group, active participation of the independent directors in setting agendas and establishing the board of directors’ priorities and procedures, including our corporate governance. Further, this structure permits the Chief Executive Officer to focus on the management of our day-to-day operations and the execution of our strategy, while at the same time participating in the establishment of such strategy in his capacity as an employee director.
Risk Oversight
Our board of directors believes that oversight of risk management is the responsibility of the full board, with support from its committees and senior management. The board of directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risks. We believe that the current leadership structure enhances the board of directors’ ability to fulfill this oversight responsibility, as the Chairman with the support and input of the Chief Executive Officer is able to focus the board’s attention on the key risks facing us.
Some risks, particularly those relating to potential operating liabilities, the protection against physical loss or damage to our facilities, and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. Our insurance contracts are reviewed, managed and procured by our Risk Management and Legal departments along with our Chief Financial Officer to optimize their completeness and efficacy, and our Vice President of Human Resources (who is responsible for Risk Management) advises the board on matters relating to insurance as appropriate. Periodic presentations are made to the board to identify and discuss risks and the mitigation of risk and the board members, particularly the Audit Committee, assesses and oversees business risks as a component of their review of the business and financial activities of the Company.
Code of Ethics
We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.carrols.com. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our common stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 30, 2012 other than a Statement of Changes in Beneficial Ownership on Form 4 filed by each of David S. Harris, Clayton E. Wilhite and Joel M. Handel on September 6, 2012 reporting restricted common stock granted to each such person on August 29, 2012, a Statement of Changes in Beneficial Ownership on Form 4 filed by David S. Harris on May 11, 2012 reporting restricted common stock granted to him on May 8, 2012, and a Statement of Changes in Beneficial Ownership on Form 4 filed by Paul Flanders on January 18, 2012 reporting restricted common stock granted to him on January 15, 2012.
Stockholder Communications With The Board Of Directors
Any stockholder or other interested party who desires to communicate with our Chairman of the board of directors or any of the other members of the board of directors may do so by writing to: Board of Directors, c/o Clayton E. Wilhite, Chairman of the Board of Directors, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203. Communications may be addressed to the Chairman of the board, an individual director, a board committee, the non-management directors or the full board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table provides information regarding beneficial ownership of our common stock as of April 16, 2013 and to reflect the conversion of Series A Preferred Stock into shares of our common stock after giving effect to the issuance limitation as of April 16, 2013, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our common stock;

•	each of our directors, nominees for director and Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and

•	all of our directors and executive officers as a group.
23,668,935 shares of our common stock were outstanding on April 16, 2013 (without giving effect to the conversion of Series A Preferred Stock).
Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.
The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on April 16, 2013 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued and (ii) shares of common stock issuable upon conversion of Series A Preferred Stock held by that person that were convertible on April 16, 2013 or convertible within 60 days following that date are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options or convert the Series A Preferred Stock. Except as otherwise indicated, the address for each beneficial owner is c/o Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Class Giving Effect to the Conversion of Series A Preferred Stock (1)
Burger King Corporation (2)	9,414,580	28.5%	28.5%
Keeley Asset Management Corp. (3)	2,708,971	11.4%	8.2%
Highland Investment Fund (4)	1,955,924	8.3%	5.9%
First Manhattan Co. (5)	1,903,851	8.0%	5.8%
Brigade Capital Management, LLC (6)	1,700,000	7.2%	5.1%
Daniel T. Accordino	981,590	4.1%	3.0%
Paul R. Flanders	201,110	*	*
Timothy J. LaLonde	74,128	*	*
Richard G. Cross	82,652	*	*
William E. Myers	43,413	*	*
Joel M. Handel	24,218	*	*
Clayton E. Wilhite	69,370	*	*
Nicholas Daraviras (7)	—	—	—
David S. Harris	27,128	*	*
Daniel Schwartz (8)(9)	9,414,580	28.5%	28.5%
Steven M. Wiborg (8)	—	—	—
All directors and executive officers as a group (9)	10,999,667	33.2%	33.2%
 _________

*	Less than one percent

(1)
Percentages calculated based on the addition of 9,414,580 shares of common stock, which represents the shares of common stock issuable upon the conversion of shares of Series A Preferred Stock, to the outstanding common stock as of April 16, 2013.

(2)
Information was obtained from a Schedule 13D filed on June 8, 2012 with the SEC. BKC beneficially owns 9,414,580 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock. The shares held by BKC may be deemed to be beneficially owned by Burger King Worldwide, Inc. as a result of its ownership of 100% of the outstanding common stock of BKC. The address for BKC and Burger King Worldwide, Inc. is 5505 Blue Lagoon Drive, Miami, Florida 33126.

(3)	Information was obtained from a Schedule 13G/A filed on February 7, 2013 with the SEC. The address for Keeley Asset Management Corp. is 111 West Jackson, Suite 810, Chicago, Illinois 60604.

(4)	Information was obtained from a Schedule 13D filed on June 15, 2012 with the SEC. The address for Highland Investment Fund is 227 Elgin Avenue, Grand Cayman, Cayman Islands, P.O. Box 852 GT.

(5)	Information was obtained from a Schedule 13G/A filed on February 15, 2013 with the SEC. The address for First Manhattan Co. is 437 Madison Avenue, New York, New York 10022.

(6)	Information was obtained from a Schedule 13G filed on February 15, 2013 with the SEC. The address for Brigade Capital Management, LLC is 399 Park Avenue, 16th Floor, New York, New York 10022.

(7)	The address of Mr. Daraviras is 520 Madison Avenue, 10th Floor, New York, New York 10022.

(8)	The address of Mr. Schwartz and Mr. Wiborg is 5505 Blue Lagoon Drive, Miami, Florida 33126.

(9)
Includes 9,414,580 shares held by BKC as reported in footnote (1) above. Mr. Schwartz is Chief Operating Officer of Burger King Worldwide, Inc. and BKC and therefore he may be deemed to share voting and investment power over the shares owned by BKC, and therefore to beneficially own such shares.

Equity Compensation Plans

The following table summarizes the equity compensation plans under which our common stock may be issued as of December 30, 2012. Our stockholders approved all plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	2,167,958
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	2,167,958

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Spin-Off and Related Transactions

We and Fiesta Restaurant Group have operated separately, each as independent public companies, since the completion of the spin-off on May 7, 2012. In order to govern the relationship between Fiesta Restaurant Group and us after the spin-off and to provide mechanisms for an orderly transition, we and Fiesta Restaurant Group entered into certain agreements which facilitated the spin-off, govern Fiesta Restaurant Group’s relationship with us after the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations. The following is a summary of the terms of the material agreements that were entered into among Fiesta Restaurant Group, Carrols and us prior to the spin-off.

Separation and Distribution Agreement
The separation and distribution agreement, which we refer to as the "separation agreement", dated as of April 24, 2012, among Fiesta Restaurant Group, Carrols and us provides a framework for the relationship between Fiesta Restaurant Group and us following the spin-off, requires cooperation between the parties to fulfill the terms of the spin-off and specifies the terms and conditions of the spin-off. The separation agreement provides that, except as otherwise provided in such agreement, Fiesta Restaurant Group will assume all of the liabilities and perform all of the obligations arising under or relating to the operation of the Pollo Tropical and Taco Cabana businesses whether incurred before or after the spin-off. The separation agreement also contains certain mutual releases of liability and cross indemnification provisions customary for this type of transaction.
The Distribution. Among other things, the separation agreement required the parties to cause Fiesta Restaurant Group’s Form 10 Registration Statement which registered Fiesta Restaurant Group’s common stock under the Exchange Act to become effective, distribute the information statement, which was an exhibit to the Form 10 Registration Statement, to our stockholders, take any necessary action under state securities laws and list Fiesta Restaurant Group’s common stock on The NASDAQ Global Market. (Fiesta Restaurant Group’s common stock was approved for listing and is currently traded on The NASDAQ Global Select Market.)
On April 19, 2012, Fiesta Restaurant Group effected a 23,161.822 for one stock split to ensure that a sufficient number of shares of Fiesta Restaurant Group common stock were available for the distribution by us to our stockholders. Prior to the distribution date, Fiesta Restaurant Group issued to us, and we delivered to the distribution agent, a sufficient number of shares of Fiesta Restaurant Group’s common stock for distribution to our stockholders on the distribution date. On the distribution date, the record holders of our common stock as of the spin-off record date received one share of Fiesta Restaurant Group common stock for every one share of our common stock held by such holder.
Additional Covenants. Carrols is currently a guarantor under 38 Pollo Tropical and Taco Cabana restaurant property leases and the primary lessee on five Pollo Tropical restaurant property leases. The separation agreement provides that the parties will cooperate and use their commercially reasonable efforts to obtain the release of such guarantees. Unless and until any such guarantees are released, Fiesta Restaurant Group agrees to indemnify Carrols for any losses or liabilities or expenses that it may incur arising from or in connection with any such lease guarantees.
Carrols is currently a primary lessee of five Pollo Tropical restaurants which it subleases to a subsidiary of Fiesta Restaurant Group. The separation agreement provides that the parties will cooperate and use their commercially reasonable efforts to cause Fiesta Restaurant Group or a subsidiary of Fiesta Restaurant Group to enter into a new master lease or individual leases with the lessor with respect to the Pollo Tropical restaurants where Carrols is currently a lessee. The separation agreement provides that until such new master lease or such individual leases are entered into, (i) Carrols will perform its obligations under the master lease for the five Pollo Tropical restaurants where it is a lessee and (ii) the parties will cooperate and use their commercially reasonable efforts to enter into with the lessor a non-disturbance agreement or similar agreement which shall provide that Fiesta Restaurant Group or one of its subsidiaries shall become the lessee under such master lease with respect to such Pollo Tropical restaurants and perform Carrols’ obligations under such master lease in the event of a breach or default by Carrols.
Fiesta Restaurant Group, on the one hand, and Carrols and us, on the other hand, will provide each other with information (including, without limitation, corporate books and records) reasonably needed to comply with reporting, disclosure or filing requirements of governmental authorities; for use in judicial, regulatory, administrative and other proceedings or to satisfy audit, accounting, claims, regulatory litigation or similar requirements (other than claims or allegations that one party has against the other); to comply with obligations under the separation agreement and ancillary agreements; or other significant business purposes as mutually determined in good faith by the parties. Fiesta Restaurant Group, and Carrols and us, will also provide further assurance to the other of execution and delivery of such other documentation as necessary or desirable to effect the purposes of the separation agreement.
Fiesta Restaurant Group, on the one hand, and Carrols and us, on the other hand, have agreed to release each other and each other’s respective directors, officers, members, managing members, agents and employees from all liabilities existing or arising from any acts or events occurring or failing to occur on or before the distribution date. These releases are subject to certain exceptions, including claims arising under the separation agreement and the ancillary agreements; any specified liabilities; any liability assumed by a party pursuant to the separation agreement; and liability for claims of third parties for which indemnification or contribution is available under the separation agreement.
Each of Carrols and us, on the one hand, and Fiesta Restaurant Group, on the other hand, have agreed to indemnify the other party and the other party’s respective affiliates, successors and assigns, stockholders, directors, officers, members, managing members, agents and employees against liabilities arising out of or resulting from the failure of the indemnifying party to perform or discharge liabilities for which it is responsible under the separation agreement; the business of such party; any liability contemplated to be assumed or retained by such party; any breach or failure to perform by such party of its obligations under the separation agreement or ancillary agreements; or any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading of such party in SEC filed registration statements or information statements. The amount of each party’s indemnification obligations is subject to reduction by any insurance proceeds received by the party being indemnified. The separation agreement also specifies procedures with respect to claims subject to indemnification and related matters.
Subject to customary exceptions, the parties have agreed to hold in strict confidence and not to disclose without the other party’s written consent, the confidential information of the other party. Each party has sole authority to determine whether to assert or waive attorney-client, work product or other privileges with respect to its own information.
The separation agreement provides for (i) “tail” insurance and the rights of the parties to report claims for occurrences prior to the separation and set forth procedures for the administration of insured claims and (ii) continuing indemnification provided for our officers, directors and employees under our amended and restated certificate of incorporation and amended and restated by-laws, as amended, to the same extent as such persons were previously indemnified prior to the spin-off for acts and omissions occurring at or prior to the distribution date and rights to advancement of expenses relating thereto.
For a period of two years following the distribution date, the parties also agreed not to solicit, recruit or hire any person who is employed by the other party immediately after the distribution date or was employed by the other party at any time during the six month period prior to the distribution date.
Dispute Resolution. The dispute resolution procedures set forth in the separation agreement apply to all disputes, controversies and claims arising out of the separation agreement, the ancillary agreements, the transactions that any of these agreements contemplate and the parties’ commercial or economic relationship relating to the separation agreement or any ancillary agreement except as provided in the separation agreement.
Either party may commence the dispute resolution process by notice to the other party. The dispute notice, and the required written response of the other party, will set forth the position of the respective parties and a summary of their arguments. The parties will then attempt in good faith to resolve the dispute by negotiation between executives of each party who have authority to settle the dispute.
If for any reason the dispute is not resolved through mediation within 90 days of delivery of the dispute notice, then the dispute will be submitted to binding arbitration under the auspices of JAMS.
The parties are not required to negotiate a dispute before seeking relief from an arbitrator regarding a breach of any obligation of confidentiality or any claim where interim relief is sought to prevent serious and irreparable injury. However, the parties are required to make a good faith effort to negotiate the dispute while the arbitration proceeding is pending.

Tax Matters Agreement
The tax matters agreement, which we refer to as the "tax matters agreement", dated as of April 24, 2012, among Fiesta Restaurant Group, Carrols and us (1) governs the allocation of the tax assets and liabilities between Fiesta Restaurant Group and Carrols and us, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the spin-off and (3) addresses certain other tax related matters, including, without limitation, those relating to (a) the obligations of Fiesta Restaurant Group, Carrols and us with respect to the preparation or filing of tax returns for all periods, and (b) the control of any income tax audits and any indemnities with respect thereto. The tax matters agreement provides that if Fiesta Restaurant Group takes any actions after our distribution of Fiesta Restaurant Group’s shares in the spin-off that result in or cause the distribution to be taxable to itself or us, Fiesta Restaurant Group will be responsible under the tax matters agreement for any resulting taxes imposed on Fiesta Restaurant Group or on Carrols or us. Similarly, the tax matters agreement provides that if we take any such actions that result in or cause the distribution to be taxable to us or Fiesta Restaurant Group, we will be responsible for such taxes. Further, the tax matters agreement provides that Fiesta Restaurant Group and we will each be responsible for 50% of the losses and taxes of Carrols Restaurant Group and its affiliates and Fiesta Restaurant Group and its affiliates resulting from the spin-off not attributable to any such action of Fiesta Restaurant Group or us.

Employee Matters Agreement
The employee matters agreement, which we refer to as the "employee matters agreement", dated as of April 24, 2012, among Fiesta Restaurant Group, Carrols and us provides for the transition of employee benefits arrangements and allocates responsibility for certain employee benefits matters on and after the spin-off, including, without limitation, the treatment of our existing welfare benefit plans, savings and retirement plans, equity-based plan and deferred compensation plan, and Fiesta Restaurant Group’s establishment of new plans.
The employee matters agreement generally provides for the following:
On or prior to the distribution date, to the extent not previously transferred, certain officers and employees of Carrols Restaurant Group or Carrols that were expected to be employed primarily in our business were transferred to Fiesta Restaurant Group. Except as provided in the employee matters agreement, Carrols retained as of the distribution date all liabilities under the Carrols benefit plans.
Our employees who participated in an existing benefit plan of Carrols Restaurant Group or Carrols transferred participation to a comparable plan that Fiesta Restaurant Group established as contemplated by the employee matters agreement.
Fiesta Restaurant Group provided our employees who became Fiesta Restaurant Group employees with credit for all purposes, including eligibility, vesting, determination of benefit levels and benefit accruals, under any of Fiesta Restaurant Group’s benefit programs, policies and plans that Fiesta Restaurant Group established to the same extent as was recognized by us. Fiesta Restaurant Group also credited these employees with the amount of accrued but unused vacation time and other time-off benefits.
Treatment of Carrols Restaurant Group Stock Based Awards. Employees of Carrols Restaurant Group, Carrols and its subsidiaries have been eligible to participate in our 2006 Stock Incentive Plan, as amended, which we refer to as the “Carrols plan.” Under the Carrols plan, our compensation committee granted certain stock-based awards, including shares of restricted common stock of Carrols Restaurant Group and stock options to purchase our common stock to employees and other eligible participants. The outstanding stock-based awards held by employees and other eligible participants of Carrols, us and our subsidiaries in connection with the spin-off were treated as set forth below. Pursuant to the employee matters agreement we have continued to maintain the Carrols plan after the completion of the spin-off, and Fiesta Restaurant Group has established a separate stock incentive plan.
Stock Options. In connection with the spin-off and in accordance with the Carrols plan, all outstanding vested stock options under the Carrols plan were converted on March 5, 2012 into shares of our common stock using a conversion formula to preserve the intrinsic value of each option to the holder. As part of the spin-off, holders who received shares of our common stock upon the conversion of vested stock options under the Carrols plan received a distribution of one share of common stock of Fiesta Restaurant Group for one share of our common stock on the distribution date. On March 5, 2012, we issued 666,090 shares of our common stock upon the conversion of outstanding vested stock options under the Carrols plan, and therefore, an additional 666,090 shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.
In connection with the spin-off and in accordance with the Carrols plan, all outstanding unvested stock options under the Carrols plan were converted on March 5, 2012 into restricted shares of our common stock using a conversion formula to preserve the intrinsic value of each option to the holder. The time period of the restrictions on transferability of the restricted shares of our common stock issued upon the conversion of unvested stock options under the Carrols plan equal the remaining vesting period of such unvested stock options, and such restricted shares continue to be governed by the terms of the Carrols plan. As part of the spin-off, holders who received restricted shares of our common stock upon the conversion of unvested stock options under the Carrols plan received a distribution of one restricted share of common stock of Fiesta Restaurant Group for one restricted share of our common stock on the distribution date subject to the same terms and conditions applicable to the restricted shares of our common stock, including, but not limited to, the time period remaining on the restrictions on transfer and forfeiture provisions. Following the distribution date, (a) employees of Fiesta Restaurant Group and other eligible participants under the Carrols plan continue to hold restricted shares of our common stock subject to the terms of the Carrols plan and (b) our employees and other eligible participants under the Carrols plan continue to hold the restricted shares of Fiesta Restaurant Group common stock received on the distribution date subject to the terms of the Carrols plan. On March 5, 2012, we issued 288,435 restricted shares of our common stock upon the conversion of unvested stock options under the Carrols plan, and therefore, 288,435 restricted shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.
Restricted Stock. In connection with the spin-off and in accordance with the Carrols plan, on the distribution date persons who held shares of our restricted common stock issued under the Carrols plan received restricted shares of Fiesta Restaurant Group common stock subject to the same terms and conditions applicable to the restricted shares of our common stock, including, but not limited to, the time period remaining on the restrictions on transfer and forfeiture provisions. The restricted shares of Fiesta Restaurant Group common stock received on the distribution date continue to be governed by the terms of the Carrols plan. Each holder of restricted shares of our common stock received a distribution of one share of restricted common stock of Fiesta Restaurant Group for each one share of our restricted common stock held by such holder on the spin-off record date. Following the distribution date, (a) employees of Fiesta Restaurant Group and other eligible participants under the Carrols plan continue to hold restricted shares of our common stock subject to the terms of the Carrols plan and (b) our employees and other eligible participants under the Carrols plan continue to hold the restricted shares of Fiesta Restaurant Group common stock received on the distribution date subject to the terms of the Carrols plan. On the distribution date, 434,400 restricted shares of our common stock issued under the Carrols plan, which includes the 288,435 restricted shares of our common stock issued upon the conversion of unvested stock options under the Carrols plan, were outstanding, and therefore, 434,400 restricted shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.

Transition Services Agreement
Under the transition services agreement, which we refer to as the "transition services agreement", dated as of April 24, 2012, entered into by Fiesta Restaurant Group, Carrols, us and Carrols LLC (solely with respect to indemnification), we and Carrols agreed to provide certain support services (including accounting, tax accounting, treasury management, internal audit, financial reporting and analysis, human resources, and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services) to Fiesta Restaurant Group, and Fiesta Restaurant Group agreed to provide certain limited management services (including certain legal services) to Carrols and us.
The transition services agreement establishes a baseline charge for each category or component of services to be provided and/or pro-rates the overall cost of such category or categories of services between Fiesta Restaurant Group and Carrols Restaurant Group and its subsidiaries. The price to be charged for each service will be based on the allocated cost of providing such service.
The transition services agreement became effective upon the completion of the spin-off on the distribution date and it will continue for a minimum term of three years, provided that Fiesta Restaurant Group may extend the term of the transition services agreement by one additional year upon 90 days prior written notice to Carrols and us, provided further that Fiesta Restaurant Group may terminate the transition services agreement with respect to any service provided thereunder at any time and from time to time upon 90 days prior written notice to Carrols and us.
Under the transition services agreement, the parties will exercise at least the same degree of care as it has historically exercised in performing the services including at least with the same level of quality, responsiveness and timeliness and utilizing individuals of such experience, training and skill.
The transition services agreement provides that each party will maintain, books and records in reasonable and customary detail pertaining to the provision of services. Each party will have the right to review such records.
Under the transition services agreement, each party agrees to use best efforts to cooperate with the other in carrying out the provisions of the transition services agreement, including, but not limited to, exchanging information, providing electronic systems used in connection with the services, using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations under the transition services agreement. In contemplation of termination of any services, each party agrees to cooperate with the other in all reasonable respects in transitioning such services.
The transition services agreement also provides that, subject to customary exception, each party has agreed to take all reasonable measures to maintain the confidentiality of confidential information and disclose such information only to its employees with a need to know such information. In addition, each party’s confidential information supplied or developed by such party will remain the sole and exclusive property of such party.
Each party will indemnify the other from all liabilities (i) relating to a breach of the agreement or (ii) (1) incurred by a party or its affiliates or (2) of third parties unrelated to a party or its affiliates, in the case of (1) and (2) caused by the gross negligence or willful misconduct of any employee of an indemnifying party or its affiliates in connection with such party’s performance under the transition services agreement, except to the extent that any such liabilities are caused by the indemnified party. The procedures with respect to claims subject to indemnification are governed by the separation agreement.
The parties have agreed to use their respective reasonable best efforts to resolve expeditiously any disputes between them with respect to the matters covered by the transition services agreement. In the event that the parties are unable to resolve a dispute in the manner and within the time periods specified in the transition services agreement, the dispute will be resolved in accordance with the arbitration procedures set forth in the separation agreement.

The Acquisition
On March 26, 2012, we and Carrols LLC entered into the purchase agreement with BKC pursuant to which we, through Carrols LLC, agreed to purchase the 278 acquired restaurants located in Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia. The acquired restaurants were purchased by us and Carrols LLC for (1) a 28.9% equity ownership interest in us, (2) cash payments of approximately $2.9 million, which were paid at the closing of the acquisition, for cash on hand and inventory at the acquired restaurants and (3) other cash payments of approximately $13.3 million, of which approximately $9.6 million was paid at closing of the acquisition and the balance to be paid over five years. The cash payment of approximately $13.3 million was for refranchising fees, for BKC’s assignment of its right of first refusal on franchisee restaurant transfers in 20 states and certain other pre-approval rights for future acquisitions granted to us pursuant to the operating agreement. The 28.9% equity ownership interest was structured as the issuance, by us, of 100 shares of Series A Preferred Stock, the conversion of which into shares of our common stock was limited to 19.9% of the outstanding shares of our common stock as of the date of the issuance of the Series A Preferred Stock unless the removal of such issuance limitation was approved by our stockholders. The acquisition was completed on May 30, 2012. At our 2012 annual stockholders meeting held on August 29, 2012 our stockholders approved the removal of such issuance limitation. As a result, the 100 shares of Series A Preferred Stock issued to BKC are convertible into an aggregate of 28.9% of the shares of our common stock outstanding, on a fully diluted basis, on May 30, 2012 after giving effect to the issuance of the Series A Preferred Stock (or 9,414,580 shares of our common stock in the aggregate).
Pursuant to the purchase agreement and the operating agreement, on May 30, 2012, Carrols LLC also entered into new franchise agreements and leases with BKC for all of the acquired restaurants, including leases for 81 acquired restaurants owned in fee by BKC and subleases for 197 acquired restaurants under terms that are substantially the same as those in BKC’s underlying leases for such properties.
The purchase agreement contains certain representations and warranties, covenants and indemnification provisions as specified therein, including such provisions as are customary for a transaction of this nature.
Series A Convertible Preferred Stock
Upon the closing of the acquisition on May 30, 2012, we issued to BKC 100 shares of Series A Preferred Stock pursuant to the certificate of designation which are convertible into an aggregate of 28.9% of the shares of our common stock outstanding, on a fully diluted basis, on May 30, 2012 after giving effect to the issuance of the Series A Preferred Stock (or 9,414,580 shares of our common stock in the aggregate). The Series A Preferred Stock and the conversion shares are subject to a three-year restriction on transfer by BKC from the date of the issuance of the Series A Preferred Stock. So long as the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitutes greater than 10% of the outstanding shares of our common stock (on an as-converted basis) and there is no prohibited transfer of the Series A Preferred Stock or the conversion shares during the holding period, BKC has certain approval rights with regards to, among other things: (a) our annual budget for each of the first two fiscal years following the issuance of the Series A Preferred Stock; (b) changes to the restaurant remodeling plan agreed to at the time of the closing of the acquisition; (c) modifying our organizational documents; (d) amending the size of our board of directors; (e) the authorization or consummation of any liquidation event, except as permitted pursuant to the operating agreement; (f) engaging in any business other than the acquisition and operation of Burger King restaurants, except following a bankruptcy filing, reorganization or insolvency proceeding by or against BKC or its parent company, Burger King Worldwide, Inc., which filing has not been dismissed within 60 days; (g) issuing, in any single transaction or series of related transactions, shares of our common stock in an amount exceeding 35% of the total number of shares of our common stock outstanding immediately prior to the time of such issuance; and (h) entering into certain affiliated transactions. The Series A Preferred Stock will vote with our common stock on an as-converted basis and will provide for the right of BKC to elect two members our board of directors as Class A members until the director step-down date. From the director step-down date to the date on which the number of shares of our common stock into which the outstanding shares of Series A Preferred Stock held by BKC are then convertible constitute less than 10% of the total number of outstanding shares of our common stock or the date on which there is a prohibited transfer of the Series A Preferred Stock or the conversion shares during the holding period, BKC will have the right to elect one member to our board of directors as a Class A member. The Series A Preferred Stock ranks senior to our common stock with respect to rights on liquidation, winding-up and dissolution of Carrols Restaurant Group up to its stated value of $0.01 per share and thereafter pro rata with our common stock on an as converted basis. The Series A Preferred Stock receives dividends pro rata with our common stock on an as converted basis. The Series A Preferred Stock does not pay interest, is perpetual and has no mandatory prepayment features.
Operating Agreement
Upon the closing of the acquisition on May 30, 2012, Carrols LLC and BKC also entered into an operating agreement which has a term commencing on May 30, 2012 and ending (unless earlier terminated in accordance with the provisions thereof) on the earlier to occur of (i) 20 years from May 30, 2012 or (ii) the date that we operate 1,000 Burger King restaurants. Pursuant to the operating agreement, BKC assigned to us its right of first refusal on sales of restaurants by franchisees, which we refer to as the “ROFR”, under franchise agreements with its franchisees to purchase all of the assets of a Burger King restaurant or all or substantially all of the voting stock of the franchisee, whether direct or indirect, on the same terms proposed between such franchisee and a third party purchaser, in 20 states as follows: Connecticut (except Hartford county), Delaware, Indiana, Kentucky, Maine, Maryland, Massachusetts (except for Middlesex, Norfolk and Suffolk counties), Michigan, New Hampshire, New Jersey, New York (except for Bronx, Kings, Nassau, New York, Queens, Richmond, Suffolk and Westchester counties), North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, Washington DC, and West Virginia, which we refer to as the “DMAs.” During the term of the operating agreement, BKC will notify us in writing as soon as possible but in no event more than three business days after each and every time that BKC receives a notice from a franchisee proposing to sell a restaurant or restaurants or direct or indirect ownership interests of the franchisee within the DMAs. Additionally, BKC will provide us with written notice that a franchisee has sold or transferred its restaurant or restaurants or its direct or indirect ownership interests of the franchisee in its restaurant or restaurants in violation of the ROFR as soon as possible but in no event more than three business days after each and every time that BKC receives a notice of such violation. Procedures for assignment and exercise of the ROFR will be mutually agreed to between us and BKC. The continued assignment of the ROFR is subject to suspension or termination in the event of non-compliance by us with respect to the agreed upon remodeling schedule of our existing restaurants and the acquired restaurants as further described below.
In addition, pursuant to the operating agreement, BKC granted us franchise pre-approval, which we refer to as the “franchise pre-approval,” to build new restaurants or acquire restaurants from franchisees in the DMAs until the date that we operate 1,000 restaurants, which we refer to as “new restaurant growth.” We will pay BKC approximately $3.8 million for the ROFR and the franchise pre-approval rights in equal quarterly installments of $190,227 over a five year period, with the first payment made on May 30, 2012, the closing date of the acquisition.
The grant by BKC to us of franchise pre-approval to develop new restaurants in the DMAs is a non-exclusive right, subject to customary BKC franchise, site and construction approval. Beginning on January 1 of the calendar year following the third anniversary of the closing date of the acquisition, a minimum of 10% of new restaurant growth by us in each calendar year during the term of the operating agreement must come from new development of Burger King restaurants (including offsets). As part of franchise pre-approval, BKC will grant us pre-approval for acquisitions of restaurants from franchisees in the DMAs where we then have an existing restaurant.
Additionally, pursuant to the operating agreement, we have the right, at our election, to close eight predetermined acquired restaurants at any time prior to the expiration date of the franchise agreement or lease associated with respect to such restaurants upon thirty days written notice to BKC. We will not owe and BKC will not seek any lost royalties or damages of any kind due to the early termination of the franchise agreements with respect to the closure of such acquired restaurants except that we will be responsible for making all payments to BKC’s lessor on such acquired restaurants which are leased such that BKC has no continuing legal or financial obligations to the lessor after the closure of such acquired restaurants.
Pursuant to the operating agreement, we also agreed not to close certain existing restaurants, other than three existing predetermined restaurants, until after January 1, 2014. In addition, pursuant to the operating agreement, BKC has also agreed to extend the franchise agreement terms for four of our restaurants which were set to expire in 2012 and 2013 for two additional years.
Pursuant to the operating agreement, we agreed to remodel 455 existing restaurants and acquired restaurants to BKC’s 20/20 restaurant image, including 57 restaurants in 2012, 154 restaurants in 2013, 154 restaurants in 2014 and 90 restaurants in 2015, which we refer to as the “remodel plan.” We completed a total of 80 restaurant remodels to BKC’s 20/20 restaurant image during the 2012 fiscal year. If we fail to be in compliance with the remodel plan, BKC’s sole remedy will be the suspension of the ROFR by written notice given by BKC to us on or before January 31 of the calendar year following the year in which we are not in compliance with the remodel plan. The suspension of the ROFR will begin in the calendar year following the calendar year of such non-compliance, and such suspension shall automatically terminate as soon as we are into compliance with the remodel plan. We will be deemed in compliance with the remodel plan in each calendar year so long as we complete at least 90% of the remodel plan for such calendar year. In any calendar year that we complete 90% but less than 100% of the remodel plan for that calendar year, we must complete the shortfall of remodels that were required plus 90% of the remodel plan for the next calendar year in order to remain in compliance with the remodel plan. In any calendar year that the ROFR has been suspended, we will be deemed to be back in compliance with the remodel plan and the ROFR will automatically be restored as soon as we complete 100% of the remodels that were required for the calendar year resulting in the suspension of the ROFR (assuming that all remodels completed in such subsequent year shall first apply to remedying the prior year’s shortfall). If the remodel of a restaurant pursuant to the remodel plan requires the consent of a master landlord or other third party and if the consent of such master landlord or third party is not obtained, we will not be obligated to undertake such remodel and shall not be deemed in default of the operating agreement or the remodel plan for not completing such remodel and such site shall be excluded from the calculation to determine whether we have completed the required remodels pursuant to the remodel plan.
Pursuant to the operating agreement, we entered into franchise agreements with BKC for the acquired restaurants with terms of varying durations up to 20 years, depending upon the term of the underlying leases or subleases. Each franchise agreement provides for a royalty rate of 4.5% of sales, an advertising contribution payment of 4% of sales and a commitment to spend on local advertising during the term of no less than a 0.75% of sales in each of the DMAs, which we refer to as “investment spending” (provided that if any investment spending contract approved by 66.7% of the franchisees in a DMA calls for investment spending of less than 0.75% of sales, we will only be obligated to investment spending to such lesser amount.) Effective on the date of the closing of the acquisition, the franchise agreements for our restaurants were amended to add an investment spending commitment consistent with the terms set forth in the franchise agreements for the acquired restaurants.
Pursuant to the operating agreement, we agreed to operate our restaurants at or above the U.S. Burger King system’s national average (measured on a quarterly basis) for the following operational metrics: (i) Speed of Service; (ii) Operational BKC Visits (OER or its current equivalent); (iii) Food Safety Scores; and (iv) Guest Trac (or the then current guest recovery program), which we refer to as the “operations metrics.” We hd a six-month grace period commencing on the first day of the first full month following the closing date of the acquisition within which to meet the operations metrics for the acquired restaurants, with the exception of Food Safety Scores, which must be met on a quarterly basis by the end of the first full completed quarter after the date of the closing of the acquisition. Subject to the six month grace period with respect to the acquired restaurants, if more than 10% of our restaurants are rated below the national average for any of the individual operations metrics for more than two consecutive quarters, we and BKC will meet and develop a cure period for and a cure plan that details how we will address the operational issues and by what date we will bring our performance up to and exceed the national average. If at least 90% of our restaurants do not meet or exceed the national average for any of the operations metrics after the cure period, franchise pre-approval for franchisee to franchisee transfers of restaurants or rights with respect to new restaurant growth will be suspended until such time as at least 90% of our restaurants meet or exceed the national average for each of the operations metrics.
The operating agreement also provides that we and BKC will indemnify the other for all losses, damages and/or contractual liabilities to third parties arising out of or relating to any of the obligations, undertakings, promises and representations of BKC and us, as the case may be, under the operating agreement, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom.
Registration Rights Agreement
Upon the closing of the acquisition on May 30, 2012, we and BKC entered into a registration rights agreement, which we refer to as the “BKC registration rights agreement,” pursuant to which we agreed to file one shelf registration statement on Form S-3 covering the resale of at least 30% of the conversion shares as promptly as possible upon written request of BKC at any time after the 36-month anniversary of the closing of the acquisition. The BKC registration rights agreement also provides that BKC may make up to three demands to register for the resale of at least 33.3% of the conversion shares held by BKC under the Securities Act on the date of the closing of the acquisition upon the written request by BKC at any time following the 30-month anniversary of the closing of the acquisition. The BKC registration rights agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), BKC has the right as specified therein to register its conversion shares as part of that registration, provided, however, that such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain conversion shares owned by BKC from an underwritten registration (and subject to certain rights of certain persons, including members of our management that have piggyback registration rights). Except as otherwise provided in the BKC registration rights agreement, the BKC registration rights agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of our common stock, stock transfer taxes and the expenses of BKC’s legal counsel in connection with the sale of the conversion shares, provided that we will pay the reasonable fees and expenses of one counsel for BKC up to $50,000 in the aggregate for any registration thereunder, subject to the limitations set forth therein. We will also agree to indemnify BKC against certain liabilities, including liabilities under the Securities Act. We have also agreed, to the extent a shelf registration is effective, to file up to two prospectus supplements in connection with a block sale or non-marketed underwritten offering by BKC of Carrols Restaurant Group common stock held by BKC and pay one half of the accounting and printing fees related thereto to the extent such sale or offering is for a sales price of no less than 90% of the average closing price of our common stock for the five trading days ending immediately prior to such sale or offering and is not less than 300,000 shares of common stock.

Franchise Agreements and Leases
We operate all of our restaurants (including the acquired restaurants) pursuant to franchise agreements entered into with BKC. In addition, we have entered into real property leases with BKC for a number of our restaurants (excluding the acquired restaurants) and real property leases or subleases with respect to all of the acquired restaurants.

Other
Pursuant to a registration agreement dated March 27, 1997 and amended December 14, 2006, Daniel T. Accordino CEO of Carrols Restaurant Group, and two former executive officers of Carrols Restaurant Group have the right, whenever we register shares of our common stock under the Securities Act of 1933, as amended, which we refer to as the "Securities Act", (other than on a Form S-4 or Form S-8). Such registration rights are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by such stockholders from the registration. The registration agreement requires us to pay for all costs and expenses, other than underwriting discounts and commissions for these stockholders, incurred in connection with the registration of their shares under the registration agreement. Under the registration agreement, we have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act.

Jefferies & Company, Inc. acted as a joint book-running manager in connection with the offering of our 11.25% Senior Secured Second Lien Notes due 2018, or the "Notes", and received a portion of the transaction related fees and reimbursement of certain expenses to be paid by us in connection with the offering of the Notes for acting as a joint book-running manager. On May 30, 2012, the closing date of the offering of the Notes, Jefferies Capital Partners IV LP, Jefferies Employee Partners IV LLC and JCP Partners IV LLC, which we refer to collectively as the “JCP Group” beneficially owned 6,559,739 shares of our common stock. On May 30, 2012, Nicholas Daraviras served, and currently serves, as a member of the board of directors of Carrols Restaurant Group. Mr. Daraviras is an employee of an affiliate of the JCP Group.

Related Party Transaction Procedures
The board of directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The board of directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the board of directors on all related party transactions considered.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
Our Compensation Committee has responsibility for determining and approving the compensation programs for our Chief Executive Officer (the “CEO”) and our other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). As described below, the principal elements of our compensation programs include base salary, annual bonus, long-term incentives including restricted stock and the ability to defer the receipt of current compensation. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long-term incentive compensation for the other Named Executive Officers.
During the 2010 fiscal year, our Compensation Committee retained Mercer to review our compensation policies, plans and amounts for the CEO and other executive officers, including the Named Executive Officers and make recommendations relating to the executive compensation program for 2011. Mercer worked exclusively for the Compensation Committee and did not and does not perform any other work on behalf of management or us. Mercer’s role with the Compensation Committee was to provide independent advice. The Compensation Committee did not delegate authority to Mercer or to other parties and does not delegate authority to other parties. The Compensation Committee engaged Mercer to review current issues in executive compensation, review our current executive compensation strategy, evaluate our current executive compensation program against the market and evaluate stockholder value drivers and our incentive plan structure against the market and our current strategy. The scope of Mercer’s engagement was to provide a market check and broad based third party survey to help the Compensation Committee better understand the then current executive compensation practices. During the 2010 fiscal year, Mercer presented findings of an Executive Compensation Review (including our top 10 salaried executives) and Contract Assessment (including the employment agreement of Mr. Accordino in effect at such time) and prepared and presented a summary of the key findings of the Executive Compensation Review and Contract Assessment and the implications for our executive compensation strategy and programmatic outcomes. Mercer also identified potential items to refine in our executive compensation program that the Compensation Committee may want to consider. The Compensation Committee reviewed and considered Mercer’s report and recommendations and determined that such recommendations were not material as a whole in nature and in scope to warrant changes to our executive compensation program for 2011. However, one of Mercer’s recommendations was that we use a mix of stock options, restricted stock and/or performance shares for long term incentive executive compensation. The Compensation Committee, based on its own review of our long term incentive executive compensation and, to a lesser extent, on Mercer’s recommendations, recommended to us and our board of directors that we replace the use of stock option grants with restricted stock grants in connection with the long-term incentive component of our overall compensation plan beginning in 2011 as further described herein.
Objectives of Compensation Program
The primary objectives of our executive compensation programs are to enable us to attract and retain executives with the requisite qualifications and experience to achieve our business objectives. We accomplish this by utilizing compensation programs that encourage, recognize and reward individual performance and tie a portion of compensation to long-term company performance. Our programs were designed to permit flexibility in establishing compensation for each individual based upon job responsibilities, individual performance and our results. Our programs were also designed to provide incentives to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders.
While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the CEO, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers.
The Compensation Committee believes that the CEO’s input is valuable in determining the compensation of other executive officers given his day to day role in Carrols Restaurant Group and his responsibility in establishing and implementing our strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.
Elements of Our Compensation Programs
Our executive compensation program has consisted of short-term compensation (salary and annual incentive bonus) and long-term compensation (stock options or, beginning in the 2011 fiscal year, restricted stock) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders’ interests.

The Role of Stockholder Say-on-Pay Votes
Our board of directors, Compensation Committee, and management value the opinions of our stockholders. We provide our stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation every three years, or Say-on-Pay. Although the advisory Say-On-Pay vote is non-binding, our Compensation Committee has considered the outcome of the vote when making compensation decisions for Named Executive Officers. At our annual meeting of stockholders held in June 2011, approximately 90.55% of the stockholders who voted on the Say-on-Pay proposal voted in favor of the proposal. Our Compensation Committee believes that this evidenced our stockholders’ support for our approach to executive compensation. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay votes when making future compensation decisions for our Named Executive Officers.
Short-Term Compensation
Base Salary. The Compensation Committee annually reviews and approves the base salaries of our executive officers based upon recommendations from our CEO. Increases are not preset and typically take into account the individual’s performance, responsibilities of the position, potential to contribute to our long term objectives, management skills, future potential and periodically from competitive data. Our executive compensation plan in place was designed to compensate our CEO and executive officers, including the Named Executive Officers, with modest annual increases in base salaries combined with the opportunity to earn up to approximately double the amount of base salary in annual cash incentive bonuses based on Carrols Restaurant Group and individual performance, in order to align the interests of our CEO and the other Named Executive Officers with those of our stockholders.
Factors considered in base salary planning included our performance, budgetary and cost containment issues, competitive market data (from time to time) and current salary levels, as appropriate. At the end of the year, the CEO evaluates each of the other Named Executive Officer’s performance and expected future contributions.
For the 2012 fiscal year, the base salary of our CEO and President, Daniel T. Accordino (“CEO”), was determined pursuant to an employment agreement with Mr. Accordino, us and Carrols LLC, which became effective on, January 1, 2012 (the “Effective Date”). Under such employment agreement, the base salary for Mr. Accordino in the 2012 fiscal year was fixed at $544,000 per year representing a 0% increase in base salary over the prior year. The employment agreement provides that Mr. Accordino’s base salary may be increased annually at the sole discretion of the Compensation Committee. The terms of Mr. Accordino’s new employment agreement were approved by our Compensation Committee.
In January 2012, Paul R. Flanders, Timothy J. LaLonde and Richard G. Cross received an increase of 12.73%, 3.21% and 3.30% in their respective base salary over the levels established for the 2011 fiscal year, as recommended by our CEO and approved by our Compensation Committee. In addition, in June 2012, William E. Myers and Richard G. Cross received an increase of 41.5% and 22.6% in their respective base salary as recommended by our CEO and approved by our Compensation Committee to account for increased job responsibilities and promotions resulting from the spin-off and the acquisition.
Annual Incentive Bonus Payments. Annual cash bonuses have been an important component of our compensation program for our executive officers and the Executive Bonus Plan has been approved by the Compensation Committee. Our Executive Bonus Plan has been established annually by the Compensation Committee and measures performance throughout our fiscal year. Under our Executive Bonus Plan, annual incentive bonus payments are typically paid in March based on performance for the prior fiscal year.
For the 2012 fiscal year, each of the Named Executive Officers was eligible to receive a maximum annual incentive bonus ranging from 60% to 100% of base salary, depending on their respective positions. For each executive, the potential bonus payments were tied, in part, to the level of EBITDA achieved for the 2012 fiscal year (as defined and measured under the Executive Bonus Plan) in relation to our budgeted EBITDA for the 2012 fiscal year, and provided for increasing payments to the extent that certain minimum thresholds were exceeded. Each executive was also eligible to receive a bonus based on his individual attainment of specified goals and objectives established for the year, subject to certain minimum thresholds for both EBITDA and each individual's overall attainment of his goals and objectives. For each individual, 50% of their maximum potential bonus payment was tied to the level of EBITDA and 50% was tied to their individual attainment of goals and objectives.
Under the Executive Bonus Plan for 2012, EBITDA was defined as earnings before interest, income taxes, depreciation and amortization, impairment charges and stock compensation expense. The Executive Bonus Plan also provides that EBITDA will be adjusted to exclude extraordinary, unusual or non-recurring gains and losses not deemed to be in the ordinary course of business, at the Compensation Committee's reasonable discretion. The Executive Bonus Plan requires that a minimum of 85% of budgeted EBITDA must be attained before the payment of any bonus and also specifies that the portion of the bonus tied to EBITDA will be capped after the attainment of 105% of budgeted EBITDA. The EBITDA bonus is earned on a pro-rata basis at an established rate for each participant for each 1% increase in attainment of budgeted EBITDA above 85% to a maximum of 105%. For the portion of the bonus tied to goals and objectives, a minimum of 70% achievement of such goals and objectives is also required for the participant to be eligible for this portion of the bonus. Payments of the portion of the bonus tied to individual goals are determined based on the discretion of the Compensation Committee, with input from the CEO, based on evaluating achievement of each participant's goals and objectives. The determination of whether goals and objectives were met by each Named Executive Officer is not a formulaic, objective or quantifiable standard; rather, the individual performance considerations were just factors (among others) that were generally taken into account in the course of making subjective judgments in connection with the compensation decision.
The following table sets forth the maximum bonus and actual bonus earned for each of the Named Executive Officers under the Executive Bonus Plan for the 2012 fiscal year:

Name	Maximum EBITDA Bonus % (1)	Maximum Objectives Bonus % (1)	Total Maximum Bonus % (1)	EBITDA Bonus Rate per 1% Attainment (1) (2)	Earned EBITDA Bonus % (1)(3)	Earned Objectives Bonus % (1)	Total Earned 2012 Bonus
Daniel T. Accordino	50%	50%	100%	2.5%	17.3%	50%	$368,281
Paul R. Flanders	45%	45%	90%	2.25%	15.6%	45%	187,796
Timothy J. LaLonde	30%	30%	60%	1.5%	10.4%	30%	79,158
William E. Myers	30%	30%	60%	1.5%	10.4%	28.5%	59,731
Richard G. Cross	30%	30%	60%	1.5%	10.4%	28.5%	68,214

(1)	Bonus percentages stated as a percentage of individuals' base salary.

(2)	Rate, as a percentage of individual's salary, at which EBITDA bonus is earned for each 1% increase in attainment of EBITDA over minimum of 85% of budgeted EBITDA.

(3)	Based on actual attainment percentage of 91.9% to budgeted EBITDA (as adjusted).
For the 2012 fiscal year we generated total EBITDA (as defined and adjusted under the Executive Bonus Plan) of $20.5 million representing an attainment percentage of 91.9% of total budgeted EBITDA, which was $22.3 million for the 2012 fiscal year. The following is a reconciliation of EBITDA (as adjusted) utilized in the calculation of the 2012 bonus under the Executive Bonus Plan, to our net income (loss) as set forth in our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 filed with the SEC on March 12, 2013:

Net income (loss)	$(18,888)
Loss from discontinued operations	72
Benefit from income taxes	(10,093)
Interest expense	12,764
Depreciation and amortization	26,321
Impairment expense	977
Stock compensation expense	925
EBITDA	12,078
Adjustments:
Loss on extinguishment of debt	1,509
Gain from insurance related to restaurant fires	(717)
Professional fees related to Burger King acquisition	1,181
Early contract termination costs related to acquisition	485
Legal fees and settlement costs in connection with EEOC litigation	5,342
Registration costs for JCP sale of shares	204
Remove benefit from acquisition adjustment for leases	(326)
Adjustment related to discontinued operations	765
Other	13
EBITDA, as adjusted	20,534
Budgeted EBITDA	22,338
Attainment %	91.9%
Long-Term Compensation
The long-term incentive compensation utilized by us for our senior management has been an equity based compensation plan designed to create alignment of senior management’s interests with those of our long term stockholders. Based upon the recommendation of our Compensation Committee and the approval of our board of directors, beginning in fiscal year 2011 we replaced the use of stock option grants which we previously granted to our CEO and executive officers, including the Named Executive Officers, with restricted stock grants in connection with the long-term incentive component of our overall compensation plan. Our Compensation Committee and our board of directors agreed that the use of restricted stock grants would be a more efficient and effective mechanism to create alignment of senior management’s interests with those of our long term stockholders. As a result, in January 2011 we awarded restricted stock grants our executive officers, including the Named Executive Officers, based on job responsibilities and rewarding individual performance and also taking into account the number of shares of our common stock available for grant and issuance under our 2006 Stock Incentive Plan, as amended. Restricted stock grants utilized in the Carrols plan have a time-based vesting schedule with a certain percentage of options vesting over a period of time established by the Compensation Committee under our Plan. During the 2011 fiscal year, our Compensation Committee established a policy with respect to granting restricted stock under our Plan similar to the policy previously established for the granting of stock options. The Compensation Committee established a policy to annually grant restricted stock to employees, including the Named Executive Officers, on each January 15 (with an alternative date of July 15 for new employees or employees promoted after January 15). Accordingly, the measurement of the value of any restricted stock grant would be based upon the price of our common stock at the close of business on those respective grant dates. The Compensation Committee would annually grant such restricted stock grants on January 15 based upon recommendations from our CEO, who would provide such recommendations after evaluating the individual performance of our employees (including the Named Executive Officers, other than the CEO). Such performance evaluations coincide with our normal end of year annual review process for employees and senior management. The granting of stock options and restricted stock have been and are an important component of the total compensation package for the Named Executive Officers and is an important retention tool. Because the Compensation Committee’s policy has been to grant stock options or restricted stock annually on a fixed date, the Compensation Committee may have previously, or may in the future grant stock options or restricted stock at a time when it, as well as the CEO and senior management, may be aware of material non-public information that, once made public, could either have a positive or negative effective on the price of our common stock.
2006 Stock Incentive Plan. The Carrols plan provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the Carrols plan.
The Carrols plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our CEO. The Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the Carrols plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.
On January 15, 2012 restricted stock grants were made to Paul Flanders, our Chief Financial Officer of 10,000 shares of restricted stock and on July 16, 2012 restricted stock grants were made to the Named Executive Officers, and certain other of our employees. Messrs. Accordino, Flanders, LaLonde, Cross and Myers were granted 170,100, 85,100, 34,100, 34,100 and 34,100 shares of restricted stock, respectively, with target values on the date of grant of $1,000,000, $500,000, $200,000, $200,000 and $200,000, respectively.
Other Benefits
We offer certain other benefits to the CEO and Named Executive Officers as described below. Such benefits are not taken into account in determining such individuals’ base salary, annual incentive bonus or equity based compensation.
Deferred Compensation Plan. We provide certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”) which is discussed on page 30 of this Proxy Statement.
Change of Control and Severance Benefits. For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see pages 30 through 32 of this Proxy Statement under the heading “Potential Payments Upon Termination or Change of Control.”
Other Post-Employment Benefits. The employment agreement for Mr. Accordino provides, for continued coverage under our welfare and benefits plans for Mr. Accordino and his eligible dependents after cessation of employment with us for the remainder of their respective lives.
Compensation for the Named Executive Officers
As mentioned above, in December 2006, we entered into an employment agreement with our then President and Chief Operating Officer and, since January 1, 2012, our Chief Executive Officer, Daniel T. Accordino, which became effective in December 2006. This employment agreement was amended and restated as of December 13, 2008 and expired on December 31, 2011.We entered into a new employment agreement with Mr. Accordino on December 22, 2011 pursuant to a letter agreement dated as of November 1,

2011. The new employment agreement governs the terms of Mr. Accordino's compensation, including initially establishing his base salary. Mr. Accordino’s employment agreement is further described on pages 30 through 31 of this Proxy Statement.
None of the other Named Executive Officers have an employment agreement with us.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Compensation Committee

Nicholas Daraviras, Chairman
Clayton E. Wilhite
David S. Harris

Compensation Committee Interlocks and Insider Participation
The members of the our Compensation Committee for the fiscal year ended December 30, 2012 were Nicholas Daraviras, Clayton E. Wilhite, and David S. Harris. None of the members of the our Compensation Committee were, during such year, an officer of us or any of our subsidiaries or had any relationship with us other than serving as a director except for Mr. Daraviras who, by virtue of his employment with the JCP Group and its affiliates, and Jefferies & Co., Inc. acting as joint book running manager in connection with the offering of the Notes. In addition, no executive officer served as a director or a member of the compensation committee of any other entity, other than any subsidiary of ours, one of whose executive officers served as a director or on our Compensation Committee. None of the members of our Compensation Committee, other than Mr. Daraviras as described above, had any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE
The following table summarizes historical compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal years ended December 30, 2012, January 1, 2012 and January 2, 2011.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
Daniel T. Accordino	2012	$547,152	$368,281	$1,055,918	—	—	—	—	$1,971,351
President, Chief Executive	2011	$543,697	$146,526	$114,750	—	—	—	—	$804,973
Officer and Director	2010	$533,032	—	—	$187,326	—	$22,706	—	$743,064
Paul R. Flanders	2012	$310,008	$187,796	$616,370	—	—	—	—	$1,114,174
Vice President, Chief	2011	$275,004	$276,969	$30,600	—	—	—	—	$582,573
Financial Officer and Treasurer	2010	$263,268	$78,980	—	$31,221	—	—	—	$373,469
Timothy J. LaLonde	2012	$196,008	$79,158	$203,090	—	—	—	—	$478,256
Vice President, Corporate Controller
Richard G. Cross	2012	$175,423	$68,214	$203,720	—	—	—	—	$447,357
Vice President, Real Estate
William E. Myers	2012	$153,613	$59,731	$202,767	—	—	—	—	$416,111
Vice President, General Counsel
_____________________________

(1)
We provide bonus compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. See “Compensation Discussion and Analysis” above for a discussion of our Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2013, 2012 and 2011 with respect to services rendered in fiscal year 2012, 2011 and 2010, respectively.

(2)
The amounts shown represent the aggregate grant date fair value of restricted stock and stock options granted and approved by the Compensation Committee in each of the fiscal years presented and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For the fiscal year ended December 30, 2012, this amount also includes the incremental compensation cost resulting from the conversion of all of our outstanding vested stock options to shares of our common stock and and all of our outstanding non-vested stock options to non-vested shares of the our common stock on March 5, 2012 in connection with the spin-off. See "Certain Relationships and Related Transactions — The Spin-Off and Related Transactions — Employee Matters Agreement — Treatment of Carrols Restaurant Group Stock Based Awards." See Notes 1 and 13 to our consolidated financial statements for the year ended December 30, 2012, which are included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 filed with the SEC on March 12, 2013, for assumptions used in the calculation of this amount. There were no forfeitures in 2012, 2011 or 2010 by the Named Executive Officers. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. The actual value, if any, that a Named Executive Officer may realize for restricted shares is the stock price at the date of vesting, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. These grants are included and discussed further in the tables included below under “Outstanding Equity Awards at Fiscal Year-End”.

(3) These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At January 2, 2011, 120% of the federal long-term rate was 4.24% per annum and the interest rate paid to participants was 8% per annum.

Accordino Employment Agreement
In December 2006, we and Carrols entered into an employment agreement with Daniel T. Accordino and in December of 2008 we and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Mr. Accordino Pursuant to such employment agreement which expired on December 31, 2011, Mr. Accordino was Carrols’ and our President and Chief Operating Officer. The employment agreement was subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols elected not to renew the employment agreement by giving written notice to the others at least 60 days before a scheduled expiration date. On November 1, 2011, we and Mr. Accordino mutually agreed that Mr. Accordino would become our President and Chief Executive Officer effective on January 1, 2012. We and Mr. Accordino also mutually agreed to not renew Mr. Accordino’s employment agreement with us and Carrols. In addition, Mr. Accordino entered into a new employment agreement with us and Carrols LLC, which became effective on the Effective Date, on terms substantially similar to the prior employment agreement between Mr. Accordino, us and Carrols, and as described below.
Under the terms of Mr. Accordino’s new employment agreement, Mr. Accordino serves as our and Carrols LLC’s President and Chief Executive Officer. Mr. Accordino’s new employment agreement originally was for a term commencing on the Effective Date and ending on February 28, 2013 and is subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols LLC elects not to renew Mr. Accordino’s new employment agreement by giving written notice to the others at least 30 days before a scheduled expiration date. Mr. Accordino’s new employment agreement provides that Mr. Accordino will receive an annual base salary of $544,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Pursuant to Mr. Accordino’s new employment agreement, Mr. Accordino will participate in our Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by our Compensation Committee. Mr. Accordino’s new employment agreement also provides that if Mr. Accordino’s employment is terminated without cause (as defined in Mr. Accordino’s new employment agreement) or Mr. Accordino terminates his employment for good reason (as defined in Mr. Accordino’s new employment agreement), in each case within twelve months following a change of control (as defined in Mr. Accordino’s new employment agreement), Mr. Accordino will receive a cash lump sum payment equal to 2.99 times his average salary plus his average annual bonus (paid under our Executive Bonus Plan or deferred under the Carrols Corporation & Subsidiaries Deferred Compensation Plan) for the prior five years. Mr. Accordino’s new employment agreement also provides that if Mr. Accordino’s employment is terminated by us or Carrols LLC without “cause”, as defined in Mr. Accordino’s new employment agreement (other than following a change of control as described above), or Mr. Accordino terminates his employment for “good reason”, as defined in Mr. Accordino’s new employment agreement (other than following a change of control as described above), Mr. Accordino will receive a lump sum cash payment in an amount equal to 2.00 times his average salary plus average annual bonus (paid under our Executive Bonus Plan or deferred under the Carrols Corporation & Subsidiaries Deferred Compensation Plan) for the prior five years. Mr. Accordino’s new employment agreement includes non-competition and non-solicitation provisions effective during the term of Mr. Accordino’s new employment agreement and for two years following its termination.

GRANTS OF PLAN-BASED AWARDS
The following table provides certain historical information regarding grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 30, 2012:

Name	Grant Date	Approval Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (3)
Daniel T. Accordino	7/16/2012	7/12/2012	170,100	—	$1,000,188
Paul R. Flanders	1/15/2012	1/5/2012	10,000	—	$110,400
	7/16/2012	7/12/2012	85,100	—	$500,388
Timothy J. LaLonde	7/16/2012	7/12/2012	34,100	—	$200,508
Richard G. Cross	7/16/2012	7/12/2012	34,100	—	$200,508
William E. Myers	7/16/2012	7/12/2012	34,100	—	$200,508

_____________________________

(1)
The grants of plan-based awards in this table above were approved by our Compensation Committee on January 5, 2012 for Mr. Flanders award of 10,000 shares and July 12, 2012 for the remainder of the awards.

(2)
Amounts shown in this column reflect the number of restricted stock awards granted to each Named Executive Officer pursuant to Carrols plan during 2012. All of such restricted stock vests over a period of four years, with one-fourth of such restricted stock vesting on the first anniversary of the grant date and one-fourth of such restricted stock vesting on each subsequent anniversary of the grant date.

(3)
The value of the restricted stock awards granted in 2012 is calculated by multiplying the number of restricted stock awarded by the market closing price of our common stock on the grant date. The grant date fair value for the January 15, 2012 and July 16, 2012 grant was $11.04 and $5.88, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information with respect to the value of all Carrols Restaurant Group equity awards that were outstanding at the December 30, 2012 fiscal year end for each of the Named Executive Officers. The treatment in the spin-off of these awards and all other outstanding awards subsequently granted under the Carrols plan is described under “Certain Relationships and Related Transactions-The Spin-Off and Related Transactions-Employee Matters Agreement -Treatment of Carrols Restaurant Group Stock Based Awards.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (4)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel T. Accordino (1)	—	—	—	—	—	225,582	$1,335,445	—	—
Paul R. Flanders (1)	—	—	—	—	—	105,290	$623,317	—	—
Timothy J. LaLonde (1)	—	—	—	—	—	39,501	$233,846	—	—
Richard G. Cross (1)	—	—	—	—	—	40,887	$242,051	—	—
William E. Myers (1)	—	—	—	—	—	38,686	$229,021	—	—

_____________________________

(1)
On March 5, 2012, the Company converted all of our outstanding vested stock options to shares of our common stock and all of our outstanding non-vested stock options to non-vested restricted shares of our common stock. The non-vested restricted shares issued in connection with such conversion will vest according to the same period and anniversary date as the original stock options, with a pro-rated portion of the shares vesting on the anniversary date of the original option award.

In July 2012, we granted restricted stock awards to each Named Executive Officer pursuant to the Carrols plan. All such restricted stock awards vest over of period of four years with one-fourth of such restricted shares vesting on the first anniversary of the grant date and annually on the anniversary of the grant date thereafter.

(2)	The market value of the restricted stock awards was determined based on the closing price of our common stock on the last trading day of the fiscal year, December 28, 2012, which was $5.92.

OPTIONS EXERCISED AND STOCK VESTED
The following table provides summary information about options exercised by our Named Executive Officers and shares of restricted stock that vested during the fiscal year ended December 30, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
Daniel T. Accordino	—	—	97,140	$1,140,962
Paul R. Flanders	6,175	$58,354	9,791	$112,351
Timothy J. LaLonde	3,087	$29,172	5,216	$59,460
Richard G. Cross	2,920	$24,937	5,976	$67,979
William E. Myers	—	—	6,793	$79,307
_____________________________
(1) Based on the amount by which the closing price of our common stock on the date of exercise exceeded the exercise price of the options.
(2) On March 5, 2012, we converted all of our outstanding vested stock options to shares of our common stock and and all of our outstanding non-vested stock options to non-vested shares of our common stock. Included in the number of shares acquired on vesting are vested shares received by Messrs. Accordino, Flanders, LaLonde, Cross and Myers of 93,390, 8,791, 4,591, 5,226 and 6,418 shares, respectively, upon conversion of vested options. See "Certain Relationships and Related Transactions — The Spin-Off and Related Transactions — Employee Matters Agreement — Treatment of Carrols Restaurant Group Stock Based Awards."The stock price on the date of conversion was $11.91.
NONQUALIFIED DEFERRED COMPENSATION
We have a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds. All of the Named Executive Officers are eligible to participate in our Deferred Compensation Plan. None of the Named Executive Officers participated in the Deferred Compensation Plan during the fiscal year ended December 30, 2012.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL
Accordino Employment Agreement
Mr.  Accordino’s new employment agreement provides that if Mr. Accordino’s employment is terminated without cause (as defined in his employment agreement) or Mr. Accordino terminates his employment for good reason (as defined in his employment agreement), (a) in each case within twelve months following a change of control (as defined his employment agreement), or (b) and a binding agreement with respect to a change of control transaction was entered into during the term of his employment and such change of control transaction occurs within 12 months after the date of his termination of employment, then in either case, Mr. Accordino will receive a cash lump sum payment equal to 2.99 multiplied by the average of the sum of his base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. The employment agreement also provides that if Mr. Accordino’s employment is terminated by us or Carrols without cause (other than following a change of control as described above) or Mr. Accordino terminates his employment for good reason (other than following a change of control as described above), Mr. Accordino will receive a cash lump sum payment in an amount equal to 2.00 multiplied by the average of the sum of his base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following the termination of the employment agreement. The spin-off was not a change of control under Mr. Accordino’s employment agreement and did not result in any payments under such agreement.
Change of Control/Severance Agreement
In December 2006, we and Carrols entered into a change of control/severance agreement with each of Messrs. Flanders, LaLonde and Cross and four of our then other officers. Each change of control/severance agreement provides that if within one year following a “change of control” (as defined in the change of control/severance agreement), such employee’s employment is terminated by us or Carrols without cause (as defined in the change of control/severance agreement) or by such employee for good reason (as defined in the change of control/severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee’s monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control/severance agreement also provides that if prior to a change of control or more than one year after a change of control, such employee’s employment is terminated by us or Carrols without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year’s salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control/severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against the employee. The spin-off was not a change of control under the change of control/severance agreements, and the spin-off and changes in management did not result in any payments under such agreements.

The following table summarizes estimated benefits that would have been payable to Mr. Accordino if his employment had been (1) terminated on December 30, 2012 by us without “cause” or by him for “good reason” within 12 months of a change of control of us; (2) terminated on December 30, 2012 by us without “cause” or by him for “good reason” and (a) a binding agreement with respect to a change of control transaction was entered into during the term of his employment and (b) such change of control transaction occurs within 12 months after the date of termination of his employment; (3) terminated by us for “cause” or by the executive without “good reason” on December 30, 2012; (4) terminated by us without “cause” or him for “good reason”; (5) terminated by us due to disability; and (6) terminated due to death. The closing price of our common stock on December 28, 2012 (the last trading day in our 2012 fiscal year) was $5.92.

	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee for Good Reason Within 12 months of a Change in Control Pursuant to a Binding Agreement Entered Into Prior to Termination (2)($)		Terminated For Cause or by Employee Without Good Reason ($)	Terminated Without Cause or by Employee Without Good Reason ($)		Disability ($)		Death ($)
Severance	$2,177,206	(1)	$2,177,206	(1)	$—	$1,456,325	(2)	$1,641,456	(3)	$—
Bonus (4)	368,281		368,281		—	—		—		—
Accrued Vacation (5)	42,089		42,089		42,089	42,089		—		—
Welfare Benefits (6)	364,764		364,764		—	364,764		364,764		198,519
Deferred Compensation Plan	—		—		—	—		—		—
Equity (7)	1,335,445		1,335,445		—	—		—		—
Total	$4,287,785		$4,287,785		$42,089	$1,863,178		$2,006,220		$198,519
 _____________________________

(1)
Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).

(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by such executive officer’s Five Year Compensation Average.

(3)	Such amounts based on the base salary in effect at December 30, 2012 of $547,152 for Mr. Accordino, for a period of three years.

(4)
Reflects a lump sum cash payment in an amount equal to the pro rata portion of Mr. Accordino’s annual bonus under our Executive Bonus Plan for the year in which such executive officer’s employment is terminated. Amount represents the bonus earned by the executive for the fiscal year ended December 30, 2012.

(5)	Amount represents four weeks of accrued but unpaid vacation as of December 30, 2012 based on the annual salary of $547,152 in effect at December 30, 2012 for Mr. Accordino.

(6)
Mr. Accordino's employment agreement requires continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums paid for by us discounted at a rate of 3.64%.

(7)	The amount represents vesting of the outstanding shares of restricted stock held at December 30, 2012 based upon the closing price of our common stock on December 28, 2012 of $5.92.
The following table summarizes estimated benefits that would have been payable to each Named Executive Officer identified in the table if the employment of such executive officer had been terminated on December 30, 2012 by us without “cause” or by the executive officer for “good reason” within one year after a change of control; or if the employment of such executive officer had been terminated on December 30, 2012 by us without “cause” or by the executive officer for “good reason” prior to a change of control or more than one year after a change of control.

	Paul R. Flanders		Timothy J. LaLonde		Richard G. Cross
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)	Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)	Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control ($)	Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control ($)
Severance (1) (3)	$493,466	$328,993	$294,012	$202,143	$285,012	$195,955
Bonus (2) (4)	187,796	187,796	79,158	79,158	68,214	68,214
Welfare Benefits (5)	21,579	21,579	30,154	30,154	12,329	12,329
Equity (6)	623,317	623,317	233,846	233,846	242,051	242,051
Total	$1,326,158	$1,161,685	$637,170	$545,301	$607,606	$518,549

(1)
Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 30, 2012 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 30, 2012 of 3.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.

(2)
Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 30, 2012. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)
Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 30, 2012 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 30, 2012 of 3.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.

(4)
Reflects an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which the Named Executive Officer would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 30, 2012.

(5)
Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 30, 2012 without discounting.

(6)
All unvested shares of stock held by the executive officer will automatically vest. Unlike other payments in this table, the shares vest in accordance with the Carrols plan even if the Named Executive Officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the unvested shares held by each Named Executive Officer at December 30, 2012 and the closing price of our common stock on December 28, 2012 of $5.92.

DIRECTOR COMPENSATION
The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 30, 2012. Compensation information for Daniel T. Accordino, our Chief Executive Officer, is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Award (2) ($)	Option Award ($)	Non-Equity Incentive Plan Compensation	Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Clayton E. Wilhite	$64,000	$25,005	$—	$—	$—	$—	$89,005
Joel M. Handel	46,500	25,005	—	—	—	—	71,505
Nicholas Daraviras	43,931	—	—	—	—	—	43,931
David S. Harris	24,250	125,007	—	—	—	—	149,257
Daniel Schwartz	22,032	—	—	—	—	—	22,032
Steven Wiborg	21,533	—	—	—	—	—	21,533
Brian P. Friedman (3)	24,750	—	—	—	—	—	24,750
Jack A. Smith (3)	29,750	—	—	—	—	—	29,750
Alan Vituli (4)	2,000	—	—	—	—	—	2,000

 ________________

(1)	The amounts listed in this column include the payment of director fees.

(2)
On May 8, 2012, Mr. Harris was granted 22,523 restricted shares of common stock valued at $4.44 per share under the Carrols plan. On August 29, 2012, Messrs. Wilhite, Handel and Harris were each granted 4,605 restricted shares of common stock valued at $5.43 per share under the Carrols plan. The restricted common stock vests and becomes non-forfeitable and vests one-fifth on the each anniversary of the award date, provided that, the participant has continuously remained a director of Carrols Restaurant Group. The amounts shown in this column represent the fair value of restricted common stock granted and approved by the Compensation Committee in is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. See Notes 1 and 13 of the consolidated financial statements for the year ended December 30, 2012. There were no forfeitures in 2012 by these persons.

(3)	Messrs. Friedman and Smith resigned as a directors of Carrols Restaurant Group on May 7, 2012 upon the consummation of the spin-off.

(4)	Mr. Vituli resigned as a director of Carrols Restaurant Group on January 16, 2012.
We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our board of directors. The members of the board of directors, except for any member who is an executive officer or employee, each receives a fee for serving on our board of directors or board committees. Non-employee directors receive compensation for board service as follows:

•	Annual retainer of $30,000 year for serving as a director with the exception of the chairman of the board of directors who receives an annual retainer of $45,000.

•
Attendance fees of an additional $2,000 for each board of directors meeting attended in person and $500 for each board of directors meeting attended telephonically or by videoconference. The chairman of the Audit Committee receives an additional fee of $10,000 per year and each other member of the Audit Committee receives an additional fee of $2,500 per year. The chairman of the Compensation Committee receives an additional fee of $5,000 per year and each other member of the Compensation Committee receives an additional fee of $2,500 per year. The chairman of the Corporate Governance and Nominating Committee receives an additional fee of $2,500 per year and each other member of the Corporate Governance and Nominating Committee receives an additional fee of $1,500 per year. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the board of directors.

•
Our board of directors approved an amendment to Carrols plan pursuant to which beginning on the date of our annual meeting of stockholders in 2010 and on the date of each annual meeting thereafter, members of our board of directors, except for any member who is an executive officer or employee (and Steven Wiborg, Daniel Schwartz, and Nicholas Daraviras or any other individuals designated by or affiliated with the JCP Group or any of their respective affiliates) will receive a number of shares of restricted common stock having an aggregate fair market value (as such term is defined in the Carrols plan) of $25,000 on the date of grant. In accordance with the terms of the Carrols plan as so amended, in fiscal 2012 members of our board of directors except for any member who is an executive officer or employee (and Steven Wiborg, Daniel Schwartz and Nicholas Daraviras) received an annual grant of 4,605 shares each of restricted common stock on

August 29, 2012 (the date of our 2012 annual meeting of our stockholders). Pursuant to the Carrols plan, upon becoming a director, any future director will receive a number of shares of restricted common stock having an aggregate fair market value (as defined in the Carrols plan) of $100,000.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 29, 2013. Although stockholder ratification of the board’s action in this respect is not required, the board’s considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 29, 2013.
A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.
The majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2013.
The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2013. Proxies received in response to this solicitation will be voted FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 29, 2013 unless otherwise specified in the proxy.
Fees for Professional Services
The following table sets forth the aggregate fees billed to us for the fiscal years ended December 30, 2012 and January 1, 2012 by our independent registered public accounting firm, Deloitte & Touche LLP:

	Year Ended
	December 30, 2012	January 1, 2012
	(Amounts in thousands)
Audit Fees (1)	$771	$1,110
Audit-Related Fees (2)	188	326
Total Audit and Audit Related Fees	959	1,436
Tax Fees	191	313
Total	$1,150	$1,749

 ________________

(1)
Audit fees represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q, and for the effectiveness of our internal controls over financial reporting.

(2)	Audit related fees shown include fees for assurance and related services that are traditionally performed by independent auditors.

(3)	The aggregate tax fees billed for professional services rendered for tax consulting and compliance.
Policy on Audit Committee Pre-Approval of Services Provided by Deloitte & Touche LLP
The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference
A copy of the our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 30, 2012, as filed with the SEC, may be obtained from www.proxyvote.com or the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed on the Notice or below under “Other Matters.”
Other Matters
Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2014 must be received by us a reasonable time before we begin to print and mail our proxy materials for the Annual Meeting of

Stockholders in 2014. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2014 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company a reasonable time before we begin to print and mail our proxy materials for the Annual Meeting of Stockholders in 2014 and certain other conditions of the applicable rules of the SEC are satisfied. Under our amended and restated bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2014, including nominations for election as directors of persons other than nominees of the board of directors, must be received not more than the 120 days prior to the 2014 Annual Meeting and no later than the later of (i) the close of business on the 90th day prior to the 2014 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting of Stockholders is first made by us. Such proposals must comply with the procedures outlined in our amended and restated bylaws, which may be found on our website www.carrols.com or a copy of which is available upon request from the Secretary of the Company, 968 James Street, Syracuse, New York 13203.
We will bear the cost of preparing, assembling and mailing the notice and, if requested, the form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation and all costs associated with the new SEC rule that allows us to deliver our proxy materials to stockholders via the Internet. In addition to solicitation of proxies by use of the Internet, telephone and mail, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.
We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the notice to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.
COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2012, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO WILLIAM E. MYERS, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CARROLS RESTAURANT GROUP, INC., 968 JAMES STREET, SYRACUSE, NEW YORK 13203, OR ORAL REQUEST TO MR. MYERS AT 315-424-0513.
Our board of directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR NOTICE AND PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,

WILLIAM E. MYERS,
Vice President, General Counsel and Secretary

968 James Street
Syracuse, New York 13203
April 23, 2013

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58961-P38408 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CARROLS RESTAURANT GROUP, INC.

The Board of Directors recommends you vote FOR items 1 and 2.

For All **Withhold All** **For All Except**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. To elect as a Class I Director of Carrols Restaurant Group, Inc., the nominee below:

Nominee:

01) Daniel T. Accordino

For Against Abstain

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). **If no such direction is made, this proxy will be voted FOR items 1 and 2.** If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

These items of business are more fully described in the Proxy Statement. Only stockholders of record on April 16, 2013 may vote at the meeting or any adjournment thereof. To vote by Internet, go to www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CARROLS RESTAURANT GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2013

9:00 A.M. EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M58962-P38408

CARROLS RESTAURANT GROUP, INC.
PROXY FOR HOLDERS OF COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder hereby appoints Paul R. Flanders and William E. Myers, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARROLS RESTAURANT GROUP, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on Tuesday, June 11, 2013, at the Crowne Plaza Hotel Syracuse, 701 East Genesee Street, Syracuse, NY 13210 and any adjournment or postponement thereof. Only stockholders of record on April 16, 2013 may vote at the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Continued and to be signed on reverse side